INVESTMENT ADVISORY AGREEMENT

                      BERGER NEW GENERATION FUND
            (A SERIES OF BERGER INVESTMENT PORTFOLIO TRUST)


          THIS INVESTMENT ADVISORY AGREEMENT (the "Agreement") is made this _____ day of _____________, 1996, between BERGER ASSOCIATES, INC., a Delaware corporation ("Berger Associates"), and BERGER INVESTMENT PORTFOLIO TRUST, a Delaware business trust (the "Trust") with respect to BERGER NEW GENERATION FUND, a series of the Trust (the "Fund").

                         W I T N E S S E T H:
                         -------------------

          WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has registered it shares for public offering under the Securities Act of 1933, as amended (the "1933 Act"); and

          WHEREAS, the Trust is authorized to create separate series of shares, each with its own separate investment portfolio, one of such series created by the Trust being the Fund; and

          WHEREAS, the Trust and Berger Associates deem it mutually advantageous that Berger Associates should assist the Trustees and officers of the Trust in the management of the securities portfolio of the Fund.

          NOW, THEREFORE, the parties agree as follows:

          1.   Management Functions.  In addition to the expenses
               --------------------
which Berger Associates may incur in the performance of its investment advisory functions under this Agreement, and the expenses which it may expressly undertake to incur and pay under other agreements with the Trust or otherwise, Berger Associates shall incur and pay the following expenses relating to the Fund's operations without reimbursement from the Fund:

          (a) Reasonable compensation, fees and related expenses of the Trust's officers and its Trustees (the "Trustees"), except for such Trustees who are not interested persons of Berger Associates;

          (b)  Rental of offices of the Trust; and

          (c) All expenses of promoting the sale of shares of the Fund, other than expenses incurred in complying with federal and state laws and the law of any foreign country or territory or other jurisdiction applicable to the issue, offer or sale of shares of the Fund including without limitation

               registration fees and costs, the costs of preparing the registration statement relating to the Fund and amendments thereto, and the costs and expenses of preparing, printing, and mailing prospectuses (and statements of additional information) to persons other than shareholders of the Fund.

          2.   Investment Advisory Functions.  In its capacity as
               -----------------------------
investment adviser to the Fund, Berger Associates shall have the following responsibilities:

          (a) To furnish continuous advice and recommendations to the Fund as to the acquisition, holding or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time, giving due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Trust's Trust Instrument, Bylaws, and registration statements under the 1940 Act and the 1933 Act, and to the provisions of the Internal Revenue Code, as amended from time to time, applicable to the Fund as a regulated investment company;

          (b) To cause its officers to attend meetings and furnish oral or written reports, as the Trust may reasonably require, in order to keep the Trustees and appropriate officers of the Trust fully informed as to the condition of the investment portfolio of the Fund, the investment recommendations of Berger Associates, and the investment considerations which have given rise to those recommendations; and

          (c) To supervise the purchase and sale of securities as directed by the appropriate officers of the Trust.

          3.   Obligations of Trust.  The Trust shall have the
               --------------------
following obligations under this Agreement:

          (a) To keep Berger Associates continuously and fully informed as to the composition of the investment portfolio of the Fund and the nature of all of the Fund's assets and liabilities from time to time;

          (b) To furnish Berger Associates with a certified copy of any financial statement or report prepared for the Fund by certified or independent public accountants and with copies of any financial statements or reports made to the Fund's shareholders or to any governmental body or securities exchange;

          (c) To furnish Berger Associates with any further materials or information which Berger Associates may reasonably request to enable it to perform its function under this Agreement; and

          (d) To compensate Berger Associates for its services and reimburse Berger Associates for its expenses incurred hereunder in accordance with the provisions of paragraph 4 hereof.

          4.   Compensation.  The Trust shall pay to Berger Associates
               ------------
for its services under this Agreement a monthly fee, payable on the last day of each month during which or part of which this Agreement is in effect, of 1/12 of 0.90% of the average daily closing net asset value of the Fund for such month. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

          5.   Expenses Paid by the Trust.  The Trust assumes and
               --------------------------
shall pay all expenses incidental to its operations and business not specifically assumed or agreed to be paid by Berger Associates pursuant to Section 1 hereof, including, but not limited to, investment adviser fees; any compensation, fees or reimbursements which the Trust pays to its Trustees who are not interested persons of Berger Associates; compensation of the Fund's custodian, transfer agent, registrar and dividend disbursing agent; legal, accounting, audit and printing expenses; administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with execution of portfolio transactions (including any appropriate commissions paid to Berger Associates or its affiliates for effecting exchange listed, over-the-counter or other securities transactions); interest; all federal, state and local taxes (including stamp, excise, income and franchise taxes); costs of stock certificates and expenses of delivering such certificates to the purchasers thereof; expenses of local representation in Delaware; expenses of shareholders' meetings and of preparing, printing and distributing proxy statements, notices, and reports to shareholders; expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer or sale of shares of the Fund, including, but not limited to, all costs involved in the registration or qualification of shares of the Fund for sale in any jurisdiction, the costs of portfolio pricing services and systems for compliance with blue sky laws, and all costs involved in preparing, printing and mailing prospectuses and statements of additional information of the Fund; and all fees, dues and other expenses incurred by the Trust in connection with the membership of the Trust in any trade association or other investment company organization. To the extent that Berger Associates shall perform any of the above described administrative and clerical functions, including transfer agency, registry, dividend disbursing, recordkeeping, bookkeeping, accounting and blue sky monitoring and registration functions, and the preparation of reports and returns, the Trust shall pay to Berger Associates compensation for, or reimburse Berger Associates for its expenses incurred in connection with, such services as Berger Associates and the Trust shall agree from time to time, any other provision of this Agreement notwithstanding.

          6.   Treatment of Investment Advice.  The Trust shall treat
               ------------------------------
the investment advice and recommendations of Berger Associates as being advisory only, and shall retain full control over its own investment policies. However,the Trustees may delegate to the appropriate

officers of the Trust, or to a committee of the Trustees, the power to authorize purchases, sales or other actions affecting the portfolio of the Fund in the interim between meetings of the Trustees.

          7.   Brokerage Commissions.  For purposes of this Agreement,
               ---------------------
brokerage commissions paid by the Fund upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Fund and shall be paid by the Fund. Berger Associates is authorized and directed to place Fund portfolio transactions only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates, provided, however, that Berger Associates may pay a broker an amount of commission for effecting a securities transaction in excess of the amount of commission another broker would have charged for effecting that transaction if Berger Associates determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker viewed in terms of either that particular transaction or the overall responsibilities of Berger Associates. Berger Associates is also authorized to consider sales of Fund shares as a factor in selecting broker-dealers to execute Fund portfolio transactions. In placing portfolio business with such broker-dealers, Berger Associates shall seek the best execution of each transaction. Subject to the terms of this Agreement and the applicable requirements and provisions of the law, including the Investment Company Act of 1940 and the Securities Exchange Act of 1934, as amended, and in the event that Berger Associates or an affiliate is registered as a broker-dealer, Berger Associates may select a broker with which it or the Fund is affiliated. Berger Associates or such affiliated broker may effect or execute Fund portfolio transactions, whether on a securities exchange or in the over-the-counter market, and receive separate compensation from the Fund therefor. Notwithstanding the foregoing, the Trust shall retain the right to direct the placement of all portfolio transactions, and the Trustees of the Trust may establish policies or guidelines to be followed by Berger Associates in placing portfolio transactions for the Trust pursuant to the foregoing provisions. Berger Associates shall report on the placement of portfolio transactions in the prior fiscal quarter at each quarterly meeting of such Trustees.

          8.   Termination.  This Agreement may be terminated at any
               -----------
time, without penalty, by the Trustees of the Trust, or by the shareholders of the Fund acting by vote of at least a majority of its outstanding voting securities, provided in either case that sixty (60) days' advance written notice of termination be given to Berger Associates at its principal place of business. This Agreement may be terminated by Berger Associates at any time, without penalty, by giving sixty (60) days' advance written notice of termination to the Trust, addressed to its principal place of business. The Trust agrees that, consistent with the terms of the Trust's Trust Instrument, the Trust shall cease to use the name "Berger" in connection with the Fund as soon as reasonably practicable following any termination of this Agreement if Berger Associates does not continue to provide investment advice to the Fund after such termination.

          9.   Assignment.  This Agreement shall terminate
               ----------
automatically in the event of any assignment of this Agreement.

          10.  Term.  This Agreement shall continue in effect until
               ----
the last day of April, 1997, unless sooner terminated in accordance with its terms, and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Trust who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Trust or the affirmative vote of a majority of the outstanding voting securities of the Fund. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than sixty (60) days prior to the last day of April of each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

          11.  Amendments.  This Agreement may be amended by the
               ----------
parties only if such amendment is specifically approved (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons of Berger Associates and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Fund.

          12.  Allocation of Expenses.  The Trustees shall determine
               ----------------------
the basis for making an appropriate allocation of the Trust's expenses (other than those directly attributable to the Fund) between the Fund and any other series of the Trust and between the Fund and other investment companies managed by Berger Associates.

          13.  Limitation on Personal Liability.  NOTICE IS HEREBY
               --------------------------------
GIVEN that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

          14.  Limitation of Liability of Berger Associates.  Berger
               --------------------------------------------
Associates shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. As used in this Section 14, "Berger Associates" shall include any affiliate of Berger Associates performing services for the Trust contemplated hereunder and directors, officers and employees of Berger Associates and such affiliates.

          15.  Activities of Berger Associates.  The services of
               -------------------------------
Berger Associates to the Trust hereunder are not to be deemed to be exclusive, and Berger Associates and its affiliates are free to render services to other parties. It is understood that trustees, officers and

shareholders of the Trust are or may become interested in Berger Associates as directors, officers and shareholders of Berger Associates, that directors, officers, employees and shareholders of Berger Associates are or may become similarly interested in the Trust, and that Berger Associates may become interested in the Trust as a shareholder or otherwise.

          16.  Certain Definitions.  The terms "vote of a majority of
               -------------------
the outstanding voting securities", "assignment" and "interested persons" when used herein, shall have the respective meanings specified in the 1940 Act, as now in effect or hereafter amended, and the rules and regulations thereunder, subject to such orders, exemptions and interpretations as may be issued by the Securities and Exchange Commission under said Act and as may be then in effect.

          IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Investment Advisory Agreement as of the date and year first above written.

                              BERGER ASSOCIATES, INC.



                              By______________________________________
                                Title:


                              BERGER INVESTMENT PORTFOLIO TRUST



                              By______________________________________
                                Title:

           [BERGER ASSOCIATES, INC. LETTERHEAD APPEARS HERE]




                          ____________, 1996



Berger Investment Portfolio Trust
210 University Blvd., Suite 900
Denver, Colorado 80206

Gentlemen:

          As you know, Section 4 of our Investment Advisory Agreement, dated _______________, 1996, provides for compensation to Berger Associates, Inc. ("Berger Associates") with respect to Berger New Generation Fund (the "Fund"). This letter is to inform you that Berger Associates will voluntarily waive a portion of its investment advisory fee under the conditions set forth in this letter agreement and hereby agrees to amend our Investment Advisory Agreement by the addition of the following provision:

          Berger Associates shall reduce the fee due from the Fund under Section 4 of this Agreement in the event and to the extent that the normal operating expenses of the Fund (as defined below) exceed either of the following expense limitations:

          (1)  in the event that the normal operating
          expenses of the Fund, including amounts payable to Berger Associates pursuant to Section 4 hereof, for any fiscal year ending on a date on which this Agreement is in effect exceed 1.90% of the Fund's average daily net assets; provided, however, to the extent permitted by law, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions and extraordinary expenses (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund; and

          (2)  in the event that the normal operating
          expenses of the Fund, including amounts payable to Berger Associates pursuant to Section 4 hereof, for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitations applicable to the Fund imposed by applicable state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time; provided, however, to the extent

Berger Investment Portfolio Trust
______________, 1996
Page 2


          permitted by law, there shall be excluded from such expenses the amount of any asset-based sales charge or distribution fees, interest, taxes, brokerage commissions and extraordinary expenses
          (including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Fund.

          In either case, Berger Associates shall reduce its advisory fee due from the Fund by the extent of such excess and, if required pursuant to any laws or regulations, will reimburse the Fund in the amount of such excess. Whenever the expenses of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be applicable as an offset against the monthly payment of the fee due to Berger Associates under this Agreement. In any given month, whichever of the foregoing expense limitations results in the largest reduction in Berger Associates' fee shall be applicable.

          This waiver shall terminate automatically upon the termination of the Investment Advisory Agreement. In addition, this waiver may be terminated by Berger Associates at any time provided that Berger Associates provides at least 90 days' prior written notice of the date of termination. Any such notice of termination shall state the date this waiver shall terminate and copies of any such notice shall be mailed to each Trustee of the Trust concurrently with its delivery to the Trust. Berger Associates will also provide to the Trust's independent Trustees at least 90 days' prior written notice of any change in state law that increases the expense limitation set forth in clause (2) above before such change shall become effective for this letter agreement.

          This waiver is applicable only to that series of the Trust known as Berger New Generation Fund and shall not be applicable to any other series of the Trust, whether now existing or hereafter created.

                              Very truly yours,

                              BERGER ASSOCIATES, INC.


                              By:_____________________________________
                                 Title:_______________________________